Exhibit 10.18

December 22, 2001
Mr. John Geisel
Chief Executive Officer
Magna-Lab Inc.Six Kimball Lane
Lynnfield, MA. 01940
Re:  Engagement for Financial Advisory Services

Dear Mr. Geisel:

We are pleased to set forth the terms of the retention of Magna-Lab, Inc. (the "Company") on a non-exclusive basis with Sands Brothers & Co., Ltd. ("Sands") pursuant to which Sands will serve as a financial advisor to the Company and provide the services set forth below.

1.    Services

      (a)   To Advise with Respect to:

            1)    Overall strategic planning (short and long term strategies)

            2)    Capital requirements studies (equity and/or debt)

            3) Arranging on behalf of the Company, at appropriate times, meetings with potential investors or securities analysts

            4) Corporate finance matters, including changes in capitalization and corporate structure, alternative uses of corporate assets

            5) Securing, when and if necessary and possible, financing through banks and/or insurance companies or other financial institutions

2.    Fees

      (a)   For services set forth above:

            1) The Company shall pay Sands a non-cancelable cash fee, in the amount of $8,000 upon its execution and return of this Agreement and $8,000 per month for each of the months of February and March 2002.

            2) Beginning on April 1, 2002 and continuing on the first day of each month thereafter until September 2002, the Company shall pay to Sands a monthly cash fee in the amount of $5,000 (the "Monthly Fee").

            3) Beginning on October 1, 2002 and continuing on the first day of each month thereafter during the remaining term of the Agreement, the Company shall pay to Sands a monthly cash fee in the amount of $4,000 (the "Monthly Fee").

            4) The Company shall issue to Sands warrants to purchase 500,000 shares of the Company common stock. The Warrants shall be delivered to Sands in accordance with the following schedule: on the date of execution of this agreement, warrants to purchase 250,000 shares of the Company's common stock at a price per share equal to $0.80. Warrants to purchase an additional 250,000 shares of the Company's common stock at a price per share equal to $0.80 per share will be distributed to Sands by the Company on April 1, 2002, assuming neither party has given notice to the other of Early Termination (hereinafter defined) of this agreement. The warrants shall be in form and substance mutually

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                  satisfactory to Sands and Company, shall be delivered to Sands within 30 days of the execution of this agreement, shall be exercisable at any time and from time to time, in whole or in part, during the 18 month period commencing on execution of this agreement and shall contain customary terms, including without limitation, provisions for one (1) demand registration right (exercisable in coordination with the Company's fiscal year end) and piggyback registration rights as shall be mutually agreed by the parties.

3. Expenses. The Company shall reimburse Sands within thirty (30) days of invoice for any and all out-of-pocket expenses that directly relate to the services as described herein. Any expenses greater than Two Hundred and Fifty Dollars ($250.00) in a thirty day period shall require prior written approval by the Company.

4. Information. The Company will furnish to Sands on a timely basis, and in a format and detail satisfactory to Sands and the Company, such data and information (including financial statements and projections) as Sands may request, such request to be reasonable both in terms of number of requests and the scope of data and information requested. The Company represents and warrants that such data and information (including financial statements and projections) is or will be accurate and complete in all materials respects. The Company acknowledges that Sands is relying, without independent verification, on the accuracy and completeness of all information furnished.

5. Confidentiality. Sands agrees to use reasonable commercial efforts to keep non-public information confidential so long as it remains non-public, unless disclosure is required by law or requested by any governmental or regulatory body, and will not make any use thereof, except in connection with their services hereunder.

6.    Indemnification.

      (a) The Company agrees to indemnify and hold harmless Sands and its directors, officers, partners, employees and agents from and against any and all losses, claims, damages, liabilities, fines, judgements, or amounts paid in settlement (or in regard of any actions, proceedings or investigations) which arise out of or are based upon Sands engagement hereunder or any activities in connection herewith. Any conduct which is grossly negligent or which constitutes intentional misconduct on the part of Sands is specifically excluded from this provision. The Company will promptly reimburse Sands and any other person indemnified hereunder for all legal and other expenses, as incurred, in connection with investigating, defending, or otherwise handling such loss, claim, damage, liability, fine, judgement, settlement, action, investigation or proceeding, after the issuance of a final judgement in such manner rendered by a court of competent jurisdiction.

      (b) Sands agrees to indemnify and hold harmless the Company and its directors, officers, partners, employees and agents from and against any and all losses, claims, damages, liabilities, fines, judgements, of amounts paid in settlement (or in regard of any actions, proceedings or investigations) which arise out of or are based upon Sands engagement hereunder or any activities in connection herewith. Any conduct which is grossly negligent or which constitutes intentional misconduct on the part of the Company is specifically excluded from this provision. Sands will promptly reimburse the Company and any other person indemnified hereunder for all legal and other expenses, as incurred, in connection with investigating, defending, or otherwise handling such loss, claim, damage, liability, fine

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            judgement, settlement, action, investigation or proceeding, after the issuance of a final judgement in such manner rendered by a court of competent jurisdiction.

      (c) The provisions of this Paragraph 6 shall survive the termination of this Agreement.

7.    Termination

      (a) This agreement shall have a term of eighteen (18) months commencing on January 1, 2002. Either party may terminate this Agreement for any reason effective forty-five (45) days after written notice of termination is received by the other party hereto ("Early Termination"). Thereafter, this agreement can be extended on a month-to-month basis by agreement of the parties.

      (b) Any common stock purchase warrants which are not subject to grant to Sands under the provisions of Section 2(a)(4) above prior to the date of an Early Termination, shall be deemed cancelled as of such Early Termination.

8. Survival. The obligations of the Company pursuant to paragraphs 2, 3, 5 and 6 herein shall survive the termination or expiration hereof.

9. Company or Corporate Obligation. Subject to the indemnification obligations set forth herein, the obligations of Sands and the Company hereto are solely corporate obligations and no officer, director, employee, agent, member or controlling person shall be subject to any personal liability to the Company or to Sands whatsoever, nor will any such claim be asserted by or on behalf of the Company or Sands or any person relying on the written or verbal conclusions of Sands or the Company.

10. Notice. Notice pursuant to this Agreement shall be in writing and mailed by certified mail, return receipt requested, or personally delivered to
      (a) Magna-Lab, Inc., Six Kimball Lane, Lynnfield, Massachusetts, MA 01940
      Attn.: John R. Geisel, CEO; and (b) Edmund R. Belak Jr. Sands Brothers & Co., Ltd., 90 Park Avenue, New York, NY 10016.

11. Sole and Entire Agreement: Binding Effect. This Agreement is the sole and entire Agreement between the parties pertaining to it subject matter and supersedes all prior agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed to in writing by Sands and the Company. This Agreement shall be binding on and shall inure to the benefit of the successors and assigns of the parties hereto provided that neither this Agreement nor any of Sands or the Company's rights, undertaking or obligations hereunder may be assigned by Sands or the Company without the prior written consent of the Company.

12. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same Agreement.

13. Representatives and Warranties. The Company represents and warrants to Sands as follows:

      (a) Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of the Agreement has been duly and validly authorized and no other corporate proceedings on the part of the Company are necessary to authorize this

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            Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement or obligation of the Company, enforceable against the Company in accordance with its terms.

      (b) Non-contravention. The execution and delivery of this Agreement and consummation by the Company of the transactions contemplated by this Agreement does not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, (iii) to its knowledge, any existing applicable law, rule , or regulation o any applicable decree, judgement, or (iv) to its knowledge order of any court, United States federal or state regulatory body, administration agent, or other governmental body having jurisdiction over the Company or any of its properties or assets.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of New York. Any suits, claims, causes of action or disputes rising under this Agreement shall be brought in the courts of the State of New York or in the United States District Court of the Southern District of New York. The Company and Sands hereby consent to the personal jurisdiction, service and venue of such courts with respect to any suits, claims, causes of action or disputes arising under this Agreement.

      If this letter is consistent with our understanding, please sign both copies of this letter and return one copy to me. It is a great pleasure to be working with you

      SANDS BROTHERS & CO., LTD.


By:   s/Edmund Belak
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Date: December 20, 2001
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ACCEPTED AND AGREED TO:

         MAGNA-LAB, INC.


By:   s/John Geisel
   ------------------------------------------
      John R. Geisel, Chief Executive Officer


Date:    December 21, 2001
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